FOR IMMEDIATE RELEASE: Friday March 18, 2011

SENETEK ANNOUNCES ACQUISITION OF NEW MINERAL PROPERTIES

Hilton Head, SC - Senetek Plc (OTCBB: SNKTY) is pleased to announce it has closed the acquisition of all of the issued and outstanding shares of Iron Eagle Acquisitions, Inc., a Nevada corporation. Iron Eagle owns two mining assets, the Gray Eagle Mine in California, and the Iron Creek Property in Idaho. Senetek has issued 8,150,000 shares in conjunction with the acquisition.

The Gray Eagle Copper Mine, which is a past producer of significant amounts of both copper and gold, consists of approximately 344 acres of patented mining claims in Siskiyou County, the northernmost county of the State of California. Major production of valuable metals occurred during two different periods at Gray Eagle. In the 1940's Newmont Mining operated an underground mine and produced approximately 462,000 tons of copper ore at an average grade of 3.17% copper from a volcanogenic massive sulfide deposit (VMS) containing chalcopyrite as the principal ore mineral. This production continued through the Second World War, after which the mine was closed. Siskon Corporation acquired the property in approximately 1954.

In the 1980's, Noranda Mining, leasing the property from Siskon, produced approximately 180,000 ounces of gold from an oxidized gossan cap in a small open pit. Noranda mined just over 1,000,000 tons of ore averaging 0.21 ounces per ton and recovered 180,000 ounces for a recovery rate of 86%. This operation was closed in 1987 when the oxidized ore in this north pit was exhausted and the property was returned to Siskon. Siskon Corporation then undertook a significant evaluation of the remaining copper potential of the property and completed a feasibility study in 1989 which was reviewed by the well-known mining consulting firm of Pincock, Allen and Holt (PAH) in 1990.

Siskon and PAH assigned a “reserve” of just over 1.1 million tons of ore grading 2.59% copper and .027 ounces per ton gold using a 3.3 to 1 strip ratio, a copper cutoff grade of 1%, and recovery factors of 90% on copper and 30% on gold. Using the 1990 prevailing prices of copper of $1 and a gold price of $400, both Siskon and PAH concluded that this deposit would be economic to mine at those prices.

Senetek intends to take steps to first verify the existing resource as previously calculated by Siskon/PAH and also to reevaluate the size of the potential of the deposit using current metal prices. As part of this reevaluation, Senetek intends to undertake confirmatory drilling of the extensive historic work that was completed in the past. Further, in light of the numerous VMS deposits in belts extending to the north and south of the mine, very good exploration potential for discovery of new similar deposits exists.

With respect to the Iron Creek copper-cobalt property in Idaho, it consists of seven patented mining claims of approximately 140 acres in Lemhi County, and about 26 miles southwest of the town of Salmon. Past work by previous operators has identified several mineralized zones of copper and cobalt, and numerous other exploration targets on the property that have not as yet been evaluated. However, extensive drilling, sampling, and geologic work have been done on two of the most advanced areas.  In these areas, previous operators calculated tonnages and grades (which are non-43-101 compliant) contained in an area called the “No Name Zone”.

The first mineral resource of interest referenced in the literature is an underground target described by Noranda Exploration in a 1980 report as “two distinct lenses of cobalt mineralization”. The first lens was called a “reserve” and was estimated to contain 1,050,000 tons grading 0.61% cobalt and 0.3% copper and having a strike length of about 750 feet. A second lens of high-grade cobalt mineralization occurs to the northwest, and again is described as a “reserve”. This lens extends for 600 feet of strike length, is deeper than the first lens, and averages about 0.48% Co and 0.24% Cu. The authors estimated this resource to be around 229,000 tons. In all, the Noranda authors state that between both lenses, they expect that at least two million tons of similar grade resources could be developed. While this area will require more work to bring these resources into today’s reserve compliant categories, if confirmed these zones would represent over 15 million pounds of cobalt and over 7.4 million pounds of copper, with a gross value in excess of $374 million at today's metal prices.

The second area of major interest, also in the "No Name Zone" is described by Centurion Minerals in a 1988 report as containing at least 10,000,000 tons of open pit resources grading 2% Cu equivalent grade (accounting for the cobalt as a by-product). This number was based on over 20 diamond drill holes along some 5,000 feet of strike length and over 200 feet of width, at an average spacing of around 200 feet. The author of the report concluded that these resources could be classified as “possible” reserves (under a S.E.C. classification) and recommended an additional 30 holes be drilled to tighten up the spacing to something less than 200 feet. Although significantly more infill drilling will be required to upgrade and verify this mineral resource, if confirmed as previously estimated, this zone would represent a gross value in excess of $1.6 billion of metal value at current metal prices.  Senetek believes this zone represents a truly exceptional, advanced stage exploration/development target.

"We believe that these two properties represent a transformational event for Senetek in our transition from a bio-pharmaceutical company to a mining company" said Howard Crosby, President of Senetek. "Taken in combination with our plan to restart the Relief Canyon Gold Mine early next year, these two very advanced stage copper projects provide a tremendous upside potential for our shareholders, built on the foundation of tens of  millions of dollars of previous exploration and development spending by major mining companies, including Noranda, Cominco, Newmont, Hanna Mining and others. As a result of this past work and production history, we will be developing these assets upon a tremendous base of solid historical data."

For further information please contact:

John Ryan, CEO
Senetek Plc
13 Bow Circle #147
Hilton Head, SC 29928
1.404.418.6203 phone
1.843.842.7248 fax

or

Howard Crosby, President
1.509.526.3491 phone

The source of this news release is Senetek Plc. This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.